Exhibit 99.A

News
For Immediate Release

El Paso Corporation to Pursue $1.275 Billion Public Offering of Senior Notes

HOUSTON, TEXAS, June 13, 2007—El Paso Corporation (NYSE: EP) (El Paso), announced today that it plans to issue $1.275 billion of its unsecured senior notes in a public offering.  The notes are being offered under El Paso's shelf registration statement.

El Paso plans to use the net proceeds from the sale of the notes to fund the purchase by El Paso's subsidiary, El Paso Exploration & Production Company (EPEP), of any and all of EPEP's $1.2 billion outstanding principal amount of its 7¾ percent Senior Notes due 2013 tendered in the previously announced tender offer and consent solicitation with respect to those notes and for general corporate purposes.

El Paso's offering is being made only by means of a prospectus and related prospectus supplement, a copy of which may be obtained from Deutsche Bank Securities Inc. at 60 Wall Street, New York, New York 10005, (800) 503-4611.

This press release does not constitute an offer to sell or a solicitation of any offer to buy such securities, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

El Paso Corporation provides natural gas and related energy products in a safe, efficient, and dependable manner.  El Paso Corporation owns North America's largest natural gas pipeline system and one of North America's largest independent natural gas producers.

Cautionary Statement Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All forward-looking statements are based on assumptions that El Paso believes to be reasonable. However, actual results almost always vary from assumed facts and the differences can be material, depending upon the circumstances.  As a result, you should not place undue reliance on such forward-looking statements.  The words “believe,” “expect,” “estimate,” “anticipate” and similar expressions will generally identify forward-looking statements.  All of El Paso's forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements.  In addition, El Paso disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date of this release.

With this in mind, you should consider the risks discussed under the caption “Risk Factors” in the offering memorandum, El Paso’s Annual and Quarterly Reports on Forms 10-K and 10-Q and in the other documents El Paso files with the SEC from time to time, which could cause actual results to differ materially from those expressed in any forward-looking statement made by El Paso or on El Paso’s behalf.

Contacts
Investor and Public Relations
Bruce L. Connery, Vice President
Office:  (713) 420-5855
Fax:     (713) 420-4417

Media Relations
Bill Baerg, Manager
Office:  (713) 420-2906
Fax:     (713) 420-4417